Exhibit 5.2

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May 14, 2013

Fortune Brands Home & Security, Inc.

520 Lake Cook Road

Deerfield, Illinois 60015

Re:	Fortune Brands Home & Security, Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We are rendering this opinion in connection with the Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement as originally filed registered 30,000,000 shares (the “Shares”) of common stock, $0.01 par value, of Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), reserved for issuance under the Fortune Brands Home & Security, Inc. 2011 Long Term Incentive Plan (the “Prior Plan”). The Amendment reflects that a portion of the Shares will become issuable under the Fortune Brands Home & Security, Inc. 2013 Long Term Incentive Plan (the “New Plan”) pursuant to the terms of the New Plan (the “New Plan Shares”).

We have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, documents and records which we have deemed relevant and necessary for the purposes of the opinion expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based on the foregoing, we advise you that, in our opinion, all corporate proceedings necessary for the authorization, issuance and delivery of the New Plan Shares have been duly taken and, when issued in accordance with the provisions of the New Plan, the New Plan Shares will be validly issued, fully paid and nonassessable.

Fortune Brands Home & Security, Inc.

May 14, 2013

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ MCDERMOTT WILL & EMERY LLP